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                                                                   EXHIBIT 10.24

December 20, 2002

Mr. Franklyn A. Caine

                            Re: Transition Agreement

Dear Frank:

        Please accept this letter confirming the understandings we have reached with respect to your separation from Raytheon Company, your resignation as an officer of the companies listed in Attachment A hereto and your transition to retirement.

        1. Notice Period: The effective date of your separation from active employment with Raytheon will be January 2, 2003. In lieu of payment of any accrued but unused Personal Time Off benefits you may have as of January 2, 2003, you will be placed in a notice period from January 3, 2003 through March 8, 2003. During this notice period you will be treated for pay and benefit purposes as being an active employee.

        2. Transition Period: Effective March 9, 2003, you will begin a transition-to-retirement period which shall continue for 104 weeks through March 8, 2005 (hereinafter the "Transition Period"). If you die prior to the end of the Transition Period, your estate will receive the remainder of the bi-weekly salary payments provided for in this paragraph. During the Transition Period, you will be treated as an active employee and will be paid your normal salary on a bi-weekly basis, and will participate in company-sponsored employee welfare and benefit plans and executive perquisites, except that 1) you will be paid a lump sum amount in lieu of a continuing automobile allowance, and 2) the base life insurance under the executive benefit program will end as of January 2, 2003/1/. At the end of each fifty-two (52) week period during the Transition Period, you, or your estate, will receive a Results Based Incentive (RBI) Bonus at 100% of your 2002 RBI target. Your base salary shall be fixed as of the date of this Agreement, and you will not be eligible to receive any merit increase or stock option awards subsequent to that date.

        3. Results Based Incentive: 2002: You will be eligible to receive a Results Based Incentive Bonus for 2002 based on established corporate performance metrics.

        4. Stock Options: Except as provided in paragraph 5 below, for vesting purposes, your last day worked shall be January 2, 2003. During the Transition Period,

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/1/ Attached at B is a list of those welfare and benefit plans in which you may participate on an active employee basis during the Transition Period.

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you or your estate may exercise any option which had vested by January
2, 2003, as provided by the Stock Option Plan under which the options were awarded. Following the Transition Period (March 8, 2005), any vested but unexercised options may be exercised for the period provided for retired employees or their estates under the Stock Option Plan.

        5. Stock Option Acceleration: The Management Development and Compensation Committee of the Board of Directors has approved amending the stock option award granted you on February 25, 2000, to provide that those options which were scheduled to vest on February 25, 2003, (25,000 Incentive Stock Options and non-qualified options at the option price of $19.375) shall now vest on January 1, 2003. The exercise of these options shall be governed by the terms of the Stock Option Plan under which they were awarded, except as modified by paragraph 4 above.

        6. Supplemental Retirement Payment: Pursuant to the terms of your offer letter of February 22, 1999, you will be entitled to a retirement benefit using the calculation formula and other applicable terms and conditions contained in the Raytheon Company Pension Plan for Salaried Employees and the Raytheon Excess Pension Plan, calculated using your service with Raytheon, the 104 weeks of the Transition Period, and your twenty-six (26) years of combined service with New Jersey Bell, Exxon Corp., Penn Central, RCA, United Technologies and Wang. The Final Average Earnings will include those sums received during the Transition Period. This retirement benefit shall be offset by any cash benefits you are immediately entitled to receive under any defined-benefit pension plan of any of the companies listed above, as well as any amounts you are entitled to receive from Social Security at the earliest eligibility date. Before commencement of your retirement benefit from Raytheon, you will be required to provide the Company with sufficient information regarding your retirement benefits from the companies listed above to enable Raytheon to calculate your final pension benefit.

        If you die prior to the end of the Transition Period, a pension will be paid to your wife as provided under the Raytheon Excess Pension Plan and will be based on the assumption that you have a vested benefit under the Raytheon Company Pension Plan for Salaried Employees based on the service credit described in the preceding paragraph. Your spouse will be entitled to the retirement benefit she would have been entitled to if you had remained employed through the end of the Transition Period, then retired and elected a joint and 50% survivor annuity and then died.

        7. Transition Services: A lump sum payment of Twenty Thousand Dollars ($20,000) will be made available to assist with transition services expenses. This lump sum payment will be subject to required statutory withholdings.

        8. Mutual Release: You and Raytheon agree to execute the Mutual Release attached hereto in exchange for the consideration contained in this Transition Agreement. The Mutual Release shall be executed on or about your last day of active employment.

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        9.      Litigation Cooperation: You agree that, in the event that
Raytheon Company becomes a party in any legal or administrative proceeding or asserted claim relating to events which occurred during your employment, you will cooperate to the fullest extent reasonably possible in the preparation and presentation by Raytheon Company in the prosecution or defense, including without limitation the execution of affidavits or other documents providing information requested by Raytheon Company. In the event that such litigation cooperation would be expected to require an appreciable period of time, which would result in any out-of-pocket cost or lost economic opportunity on your part, the Company agrees to provide an appropriate fee to offset such items.

        10. Indemnification: You will be entitled to the indemnifications provided pursuant to Article X, Section 2 of Raytheon's Certificate of Incorporation. In addition, you shall be entitled to the benefit of any directors and officers liability insurance policy or fiduciary liability insurance policy maintained by Raytheon for the benefit of its officers, directors or fiduciaries, as in effect from time to time, in each case concerning matters related to your performance as an officer, director or fiduciary of Raytheon or any Raytheon pension plan.

        11. Security Clearance: In the course of your employment at Raytheon Company, you may have come into possession of or exposure to matters due to your security clearance. Raytheon Company reminds you that disclosure of any information which came to you as a result of your security clearance, including work product, company plans and other matters, shall not be discussed or revealed in any way, except if required to do so pursuant to a proceeding instituted by an appropriate government agency or at the request of an authorized company agent.

        12. Confidential and Proprietary Information: You agree to keep all confidential and proprietary information of the Company, its subsidiaries and affiliated companies, including joint venture partners, strictly confidential except to the extent disclosure is required by law or court order, except to the extent that such confidential and proprietary information has become public through no fault of your own.

        13. Confidentiality of This Agreement: You and Raytheon Company mutually agree to keep the terms and conditions of this Agreement confidential and will not disclose the terms hereof to anyone, except to immediate family members, tax accountants, lawyers, financial advisors, the Internal Revenue Service or any other taxing authority, and the Division of Employment and Training in connection with any application you may make for unemployment compensation benefits, and/or others who have a reasonable need to know the terms hereof.

        14. Insider Information: In your capacity as a senior executive, you were a Restricted Employee for purposes of Raytheon's General Policies and Procedures 90-0021-110; Subject: Insider Trading/Personal Securities Trans-actions. As such, pursuant to Section 4.3 of this policy, you must comply with the Trading Window limitation for the three-month period ending on April 2, 2003.

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        15.     Arbitration: Any dispute arising under this Agreement shall be settled exclusively through arbitration. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in a city to be determined by mutual agreement. The decision of the arbitration panel shall be final and binding on both parties. Judgment may be entered on the award of the arbitrators in any court having proper jurisdiction.

        16. Entirety of Agreement: This Agreement supersedes all previous agreements, written or oral, between Raytheon Company and you relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the Company and you.

        You understand that, if you elect to revoke the Release attached hereto within seven (7) days after its execution, this letter Agreement shall be null and void and each party will have all rights and obligations afforded them under the law as if this Letter Agreement had not been signed by the parties and as if the Release had never been signed by you. You agree, in the event of revocation of the Release, to immediately return any consideration received in support of said Release.

        If you have any questions about this Agreement, please contact me.

                                          Sincerely,

                                              /s/ Keith J. Peden

                                          Keith J. Peden
                                          Senior Vice President, Human Resources

ACCEPTED:

/s/ Franklyn A. Caine                      Date: 1/02/03
-----------------------------------------        -------------------------------
        Franklyn A. Caine

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                                 MUTUAL RELEASE

        I agree to accept the benefits and payments set forth in the immediately preceding Transition Agreement as full satisfaction in all respects of any and all obligations of any kind which might otherwise be due me from Raytheon Company. I hereby specifically waive, remise, release and forever discharge Raytheon Company, its affiliates, subsidiaries, directors, officers, employees, agents and successors (hereinafter referred to as "Raytheon") from all manner of claims, liabilities, demands and causes of action, known or unknown, fixed or contingent (hereinafter "claims"), which I may have or claim to have against Raytheon as a result of my employment and the termination thereof, and do hereby covenant not to file or commence a lawsuit or administrative proceeding against Raytheon to assert any such claims. I understand that this Mutual Release encompasses all claims, except those arising under the terms of the Transition Agreement by and between Raytheon and me, arising under federal, state or local law, including but not limited to claims under the Age Discrimination in Employment Act ("ADEA") or claims arising under any theory of wrongful discharge. This Mutual Release is binding upon my successors, heirs, executors and administrators but does not waive any rights or claims which relate to events occurring after the date this Mutual Release is executed.

        Raytheon Company and all benefit plans thereof hereby specifically waive, remise, release and forever discharge Franklyn A. Caine from all claims, as that term is defined above.

        I understand and agree that, under the Older Workers Benefit Protection Act of 1990 ("Act"), this waiver of rights under ADEA must be knowing and voluntary and that, by execution of this Mutual Release, I acknowledge that the following requirements of the Act to insure that such a waiver is knowing and voluntary have been met:

        (a) The waiver is part of an agreement between me and Raytheon, and I understand the impact of this waiver;

        (b) The waiver specifically refers to rights or claims arising under ADEA;

        (c) I am not waiving rights or claims that may arise after the date the waiver is executed;

        (d) My waiver of rights or claims is in exchange for consideration in addition to anything of value to which I am already entitled;

        (e) I have been advised to consult with an attorney prior to executing this Mutual Release;

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        (f)     I understand that I am to be given a period of twenty-one days within which to consider the Mutual Release; and

        (g) If this Mutual Release is executed, I understand that I may revoke the Mutual Release during the seven-day period following its execution and that the Mutual Release shall not become effective or enforceable until the revocation period has expired.

        I have read carefully and fully understand all the provisions of this Mutual Release, including my rights under the Act. I acknowledge that this Mutual Release sets forth the entire agreement between me and Raytheon with respect to additional consideration being provided to me and that I have not relied upon any representation or statement, written or oral, not set forth in this document.

RAYTHEON COMPANY

By:             /s/ Keith J. Peden                    /s/ Franklyn A. Caine
    ---------------------------------------   ----------------------------------
             Keith J. Peden                        Franklyn A. Caine
         Senior Vice President,
           Human Resources

Date:____________________________             Date:_____________________________

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                                 ATTACHMENT A to
                     FRANKLYN A. CAINE TRANSITION AGREEMENT

                         OFFICERSHIPS AND DIRECTORSHIPS

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                COMPANY                              TITLE
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Raytheon Company                                   Senior Vice President and
                                                   Chief Financial Officer
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Raytheon Credit Company                            Director and President
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Raytheon Exchange Holdings, Inc.                   Vice President - Finance
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Raytheon Exchange Holdings II, Inc.                Vice President - Finance
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Raytheon Exchange Holdings III, Inc.               Vice President - Finance
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Raytheon Exchange Holdings IV, Inc.                Vice President - Finance
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Raytheon Exchange Holdings V, Inc.                 Vice President - Finance
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Raytheon Investment Company                        Director and President
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Space Imaging, Inc.                                Director
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                                 ATTACHMENT B TO
                     FRANKLYN A. CAINE TRANSITION AGREEMENT

                           HEALTH AND WELFARE BENEFITS
                       CONTINUED DURING TRANSITION PERIOD

                        . Medical
                        . Vision
                        . Dental
                        . Executive split dollar life insurance
                        . Financial planning
                        . Executive registry program
                        . Executive annual physical benefit